Registered Holder:

                The term "Registered Holder" shall mean the person or persons in whose name or names a particular Debenture shall be registered on the books of the Company kept for that purpose in accordance with the terms of this Indenture.

Repurchase Date:

                The term "Repurchase Date" shall be as defined in Section 3.06.

Repurchase Right Notice:

                The term "Repurchase Right Notice" shall be as defined in
Section 3.06.

Responsible Officer:

                The term "Responsible Officer" when used with respect to the Trustee shall mean the chairman of the board of directors, the president, any vice president, the secretary, the treasurer, any trust officer, the cashier, any second or assistant vice president, any assistant trust officer, any assistant secretary, any assistant treasurer, any assistant cashier, or any other officer or assistant officer of the Corporate Trust Office of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his knowledge of and familiarity with the particular subject.

Senior Indebtedness:

                  The term "Senior Indebtedness" shall mean the principal of, premium, if any, and interest on: (a) any and all other indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Debentures, whether or not contingent and whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which (i) is for money borrowed; (ii) is evidenced by any bond, note, debenture or similar instrument; (iii) represents the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) is an obligation of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) is a reimbursement obligation of the Company with respect to letters of credit; (vi) is an obligation of the Company with respect to interest swap obligations and foreign exchange agreements; or (vii) is an obligation of others secured by a lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of the Company are subject, whether or not the obligations secured thereby shall have been assumed by the Company or shall otherwise be the Company's

                                       13